Exhibit 99.1

More information: Julie Gottlieb, SVP, Investor Relations 203.956.1032 (O) 203.209.1453 (M) jgottlieb@affinion.com

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2009

DELIVERS INCREASE IN ADJUSTED EBITDA OVER 2008

NORWALK, Conn., February 25, 2010 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship and loyalty of millions of consumers of financial service, retail, hospitality and e-commerce companies, announced today its financial results for the three- and twelve-month periods ended December 31, 2009 (the “fourth quarter” and “full year,” respectively).

“In 2009, our overall business performance was solid throughout the year and we achieved our Adjusted EBITDA commitment despite the challenges to our business from the ongoing adverse macro-economic environment in the countries in which we operate,” said Nathaniel J. Lipman, Affinion’s Chief Executive Officer. “As we look to 2010, we anticipate some of the same factors that negatively affected our performance in 2009 will continue; and although we believe we have the right combination of business strategy, operating fundamentals and growth prospects to increase Adjusted EBITDA over 2009, we also believe it is both prudent and responsible to consider the downside potential of these and other headwinds and are, for now, providing guidance that 2010 Adjusted EBITDA will remain relatively flat. As the year progresses, and as our visibility continues to improve, we expect that we will provide further insight into our 2010 performance.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for a description of certain items affecting the results, including a definition of the term “Transactions.”

Fourth Quarter Net Revenues

•	Net revenues for the fourth quarter of 2009 remained relatively flat at $348.3 million, compared to $351.6 million for the fourth quarter of 2008.

•

The decrease in net revenues was due to a decline in North American products net revenue, as double-digit increases in both Loyalty and International products net revenue were offset by a higher cost of insurance and lower membership products revenue.

•

Excluding the $5.2 million benefit from foreign exchange in the quarter, which is derived by holding the currency rates from the fourth quarter of 2008 constant, net revenues would have declined 2.4% from the fourth quarter of 2008.

Fourth Quarter Operating Results

•	Adjusted EBITDA (as defined in Note (c) of Table 7) for the fourth quarter of 2009 was $78.1 million, compared to $79.0 million for the fourth quarter of 2008.

•	Segment EBITDA for the fourth quarter of 2009 was $68.2 million, compared to $76.7 million for the fourth quarter of 2008.

•

Excluding the impact of the Transactions, Segment EBITDA decreased $9.1 million, or 11.9%, resulting from lower North American net revenues, primarily due to the higher cost of insurance, as well as higher operating expenses in International partially offset by lower marketing and commissions.

Full Year Net Revenues

•

Net revenues for 2009 were $1,376.9 million, compared to $1,409.9 million for 2008, reflecting a 2.3% decline. Excluding a $32.1 million negative impact from unfavorable foreign exchange in 2009, net revenues were unchanged from 2008.

•

The decrease in net revenues was due principally to a decline in North American products revenue, caused by the higher cost of insurance, as well as the negative impact from foreign exchange in International products revenue, which more than offset higher revenue from new retail in International and acquired businesses.

Full Year Operating Results

•	Adjusted EBITDA of $312.2 million for 2009 reflects an increase of $0.8 million, or 0.3%, from the $311.4 million for 2008.

•	Segment EBITDA for 2009 was $297.2 million, compared to $304.6 million for 2008. In 2009, segment EBITDA increased $8.0 million related to non-cash purchase accounting adjustments.

•

Excluding the impact of the Transactions, Segment EBITDA decreased $15.4 million, or 5.1%, primarily due to lower net revenues and higher general and administrative expenses, partially offset by lower global marketing and commissions expense.

•	Operating cash flow for 2009 was $102.8 million, compared to $103.1 million in 2008.

Segment Commentary

North America:

Membership products revenue decreased $6.6 million in the fourth quarter, from $182.9 million to $176.3 million, or 3.6%, as compared to the fourth quarter of 2008, and decreased $1.8 million, from $712.6 million to $710.8 million, or 0.3%, as compared to the full year, as success in increasing average revenue per retail member in both periods was more than offset by lower member volumes. Excluding the impact of purchase accounting, net revenue decreased $7.6 million, or 4.2%, in the fourth quarter and decreased $16.2 million, or 2.3%, for the full year.

Membership Segment EBITDA increased $8.3 million in the fourth quarter, from $36.2 million to $44.5 million, and increased $19.4 million in the full year, from $129.8 million to $149.2 million. Excluding $0.5 million and $7.4 million of purchase accounting adjustments in the fourth quarter and full year, respectively, Segment EBITDA increased $7.8 million and $12.0 million, respectively, as the benefits of lower overall operating expenses were only partially offset by lower revenues.

Insurance and Package products revenue decreased $11.3 million in the fourth quarter, from $93.2 million to $81.9 million, or 12.1%, compared to the fourth quarter of 2008, and decreased $35.9 million, from $375.1 million to $339.2 million, or 9.6%, compared to the full year. The revenue decline for both the fourth quarter and the full year was primarily due to a higher cost of insurance due to higher claims experience, and lower fee-for-service revenue in the NetGain business as financial service clients reduced their acquisition and marketing analytics activity. Insurance and Package Segment EBITDA declined $12.5 million in the quarter, from $28.1 million to $15.6 million, and declined $29.8 million in the full year, from $127.9 million to $98.1 million, primarily due to lower net revenue, partially mitigated by lower employee-related expenses.

Loyalty products revenue increased $2.5 million in the fourth quarter, from $20.6 million to $23.1 million, or 12.1%, compared to the fourth quarter of 2008, and increased $5.1 million, from $72.2 million to $77.3 million, or 7.1%, compared to the full year. The revenue increase for the fourth quarter was primarily due to higher revenue from the launch of a significant new program, partially offset by lower revenue from renewed contracts, while the full year additionally benefited from higher fee-based revenue from the points redemption program acquired in 2008. Loyalty Segment EBITDA increased $2.8 million in the fourth quarter, from $7.1 million to $9.9 million, and increased $5.6 million in the year, from $22.4 million to $28.0 million, primarily due to the launch of the new program, net of higher product and servicing costs, and lower employee-related expenses.

International:

International revenue increased $12.0 million in the fourth quarter, from $55.9 million to $67.9 million, or 21.5%, compared to the fourth quarter of 2008, and remained relatively consistent at $253.3 million for the full year of 2009, compared to $254.2 million in 2008. The revenue increase in the quarter was due to growth in new retail programs and revenue from businesses acquired, as well as $5.2 million of favorable foreign exchange impact. For the full year, excluding the $32.1 million negative impact of foreign exchange, which is derived by holding the currency rates from 2008 constant, revenue would have grown 12.3% over full year 2008, primarily from growth in new retail programs and revenue from businesses acquired. International Segment EBITDA decreased $6.2 million in the fourth quarter, from $7.5 million to $1.3 million as growth in new retail and the net effect of newly acquired businesses was more than offset by higher marketing and commission costs, as well as higher product and servicing costs associated with increases in both membership and package volumes. International Segment EBITDA decreased $1.0 million in the year, from $31.2 million to $30.2 million, as the net revenue growth was more than offset by the net negative impact of the stronger U.S. dollar and higher employee-related expenses.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility. For a more complete description of Affinion’s debt instruments, see the note in Table 2.

At December 31, 2009, Affinion had $302.9 million outstanding under the senior notes issued in 2005 and 2006 (net of discounts and premiums), $138.3 million outstanding under the senior notes issued in 2009 (net of discounts), $648.6 million outstanding under its term loan facility, and $352.4 million outstanding under the senior subordinated notes (net of discounts).

As of December 31, 2009, there were no outstanding borrowings under the Company’s revolving credit facility and $93.2 million was available for borrowing, after giving effect to the issuance of $6.8 million in letters of credit.

At December 31, 2009, the Company had $69.8 million of unrestricted cash on hand.

Call-In Information

Affinion will hold an informational call to discuss the results for the three- and twelve-month period ended December 31, 2009, at 4:00 pm (EST) on Thursday, February 25, 2010. The conference call will be broadcast live and can be accessed by dialing 1-866-394-8483 (domestic) or 1-706-758-1455 (international) and entering passcode 59434181. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir. A telephonic replay of the call will be available through midnight (EST) March 1, 2010 by dialing 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and entering passcode 59434181.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the Marketing Services Division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three-month period ended December 31, 2009, and the audited consolidated results of operations for the year ended December 31, 2009, to the unaudited consolidated results of operations for the three-month period ended December 31, 2008 and the audited consolidated results of operations for the year ended December 31, 2008, respectively.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a modest impact on Affinion’s results of operations for the three- and twelve-month periods ended December 31, 2009, and 2008. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 through 2007. The effect of these purchase accounting adjustments on Affinion’s results of operations for the three- and twelve-month periods ended December 31, 2009, as compared to the three- and twelve-month periods ended December 31, 2008, was to increase net revenues by $1.1 million and $16.7 million, respectively, and to increase Segment EBITDA by $0.6 million and $8.0 million, respectively.

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,600 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified. For more information, visit www.affinion.com.

Safe Harbor Statement

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2010 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in Affinion’s reports filed with the SEC, including Affinion’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Affinion North America:
Membership Products -
Retail
Average Members(1)	6,961	7,530	7,239	7,833
% Monthly Members	56.4%	46.6%	51.9%	44.5%
% Annual Members	43.6%	53.4%	48.1%	55.5%
Annualized Net Revenue Per Average Member(2)	$86.93	$83.53	$81.49	$78.41
Wholesale
Average Members(1)	2,264	2,582	2,372	2,953
Portion for service formerly retail and other(3)	1,887	2,034	1,954	2,199
Average Retail Members including wholesale formerly retail and other(3)	8,848	9,564	9,193	10,032
Insurance and Package Products -
Insurance
Average Basic Insured(1)	23,528	22,828	23,461	23,338
Average Supplemental Insured	4,495	4,672	4,547	4,797
Annualized Net Revenue per Supplemental Insured(2)	$54.30	$58.56	$55.44	$57.71
Package
Average Members(1)	7,076	5,539	6,394	5,555
Annualized Net Revenue Per Average Member(2)	$9.49	$13.70	$10.92	$13.68
Affinion International:
International Products -
Package
Average Members(1)	16,643	16,439	16,318	16,226
Annualized Net Revenue Per Average Package Member(2)	$8.17	$7.53	$7.59	$8.75
Other Retail Membership
Average Members(1)	1,322	1,648	1,443	1,728
Annualized Net Revenue Per Average Member(2)	$42.68	$32.96	$36.34	$36.98
New Retail Membership
Average Members(1)	581	552	597	471
Annualized Net Revenue Per Average Member(2)	$99.14	$85.08	$91.62	$96.87
Fee for service formerly retail(3)	42	—	11	—
New retail including formerly retail(3)	623	552	608	471
Global Membership Products :
Retail
Average Members(1)(4)	7,542	8,082	7,836	8,304
Annualized Net Revenue Per Average Member(2)	$87.87	$83.63	$82.26	$79.46
Average Retail Members including wholesale formerly retail and other(3)(4)	9,471	10,116	9,801	10,503

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period (i.e. quarter or year-to-date). A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period (i.e. quarter or year-to-date) and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing marketing partners, including arrangements where the marketing partner offers the Company’s membership programs at certain point of sale retail locations to their customers and the Company receives lower annualized price points and pays no related commission expense.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(In millions, except share amounts)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$69.8	$36.3
Restricted cash	35.0	35.6
Receivables (net of allowance for doubtful accounts of $0.4 and $0.8, respectively)	112.2	77.6
Receivables from related parties	10.9	15.6
Profit-sharing receivables from insurance carriers	71.8	98.3
Prepaid commissions	64.7	62.0
Income taxes receivable	2.2	0.1
Other current assets	53.1	42.9

Total current assets	419.7	368.4
Property and equipment, net	98.9	91.2
Contract rights and list fees, net	34.3	40.7
Goodwill	318.8	307.5
Other intangibles, net	474.4	604.4
Receivables from related parties	3.5	5.3
Other non-current assets	119.8	43.1

Total assets	$1,469.4	$1,460.6

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$20.2	$6.7
Accounts payable and accrued expenses	281.4	268.2
Payables to related parties	14.7	10.0
Deferred revenue	199.1	231.3
Income taxes payable	6.6	—

Total current liabilities	522.0	516.2
Long-term debt	1,423.2	1,360.6
Deferred income taxes	34.6	20.5
Deferred revenue	30.5	35.4
Other long-term liabilities	65.9	74.4

Total liabilities	2,076.2	2,007.1

Commitments and contingencies

Deficit:
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	285.5	311.7
Accumulated deficit	(905.2)	(855.2)
Accumulated other comprehensive income	11.7	(3.7)

Total Affinion Group, Inc. deficit	(608.0)	(547.2)
Non-controlling interest in subsidiary	1.2	0.7

Total deficit	(606.8)	(546.5)

Total liabilities and deficit	$1,469.4	$1,460.6

Note: The information presented in this release reflects the financial statement data and the results of operations of Affinion Group, Inc., (“Affinion”) and its consolidated subsidiaries, and does not include the $350 million senior unsecured term loan facility incurred by Affinion Group Holdings, Inc., as described in the Liquidity and Capital Resources section of the Form 10-K to be filed for the fiscal year ended December 31, 2009. As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11 1/2 % senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005. On June 5, 2009, Affinion issued $150.0 million of new 10 1/8% senior notes maturing on October 15, 2013 ($136.5 million net of discount) in a private placement transaction.

TABLE 3

AFFINION GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2009 AND 2008

(In millions)

	For the Three Months Ended		For the Years Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net revenues	$348.3	$351.6	$1,376.9	$1,409.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	165.3	171.6	618.2	646.9
Operating costs	95.2	82.8	356.4	360.0
General and administrative	19.6	20.5	105.1	98.4
Depreciation and amortization	47.8	54.6	201.0	260.2

Total expenses	327.9	329.5	1,280.7	1,365.5

Income from operations	20.4	22.1	96.2	44.4
Interest income	3.6	0.3	8.1	1.7
Interest expense	(31.9)	(55.8)	(129.7)	(142.9)
Other income (expense), net	(0.5)	13.7	(12.0)	16.3

Loss before income taxes and non-controlling interest	(8.4)	(19.7)	(37.4)	(80.5)
Income tax benefit (expense)	(1.8)	1.4	(11.7)	(7.5)

Net loss	(10.2)	(18.3)	(49.1)	(88.0)
Less: net income attributable to non-controlling interest	(0.2)	(0.1)	(0.9)	(0.7)

Net loss attributable to Affinion Group, Inc.	$(10.4)	$(18.4)	$(50.0)	$(88.7)

TABLE 4

AFFINION GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	For the Years Ended
	December 31, 2009	December 31, 2008
Operating Activities
Net loss	$(49.1)	$(88.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	201.0	260.2
Amortization of favorable and unfavorable contracts	(2.2)	(3.0)
Amortization of debt discount and financing costs	8.2	5.9
Unrealized loss (gain) on interest rate swaps	(0.9)	15.9
Unrealized foreign currency transaction loss (gain)	13.6	(16.5)
Amortization of share-based compensation	5.0	3.1
Interest accretion on held-to-maturity debt securities	(4.3)	—
Deferred income taxes	4.5	1.5
Payment received for assumption of loyalty points program liability	6.7	7.4
Net change in assets and liabilities:
Restricted cash	1.4	0.9
Receivables	(28.8)	(8.3)
Receivables from and payables to related parties	(1.0)	(1.7)
Profit-sharing receivables from insurance carriers	26.7	(39.5)
Prepaid commissions	(1.9)	4.6
Other current assets	(8.5)	(6.1)
Contract rights and list fees	(1.9)	(5.1)
Other non-current assets	(17.9)	(2.4)
Accounts payable and accrued expenses	(3.5)	4.7
Deferred revenue	(40.8)	(23.8)
Income taxes receivable and payable	0.9	(3.3)
Other long-term liabilities	(4.6)	(2.1)
Other, net	0.2	(1.3)

Net cash provided by operating activities	102.8	103.1

Investing Activities
Capital expenditures	(39.9)	(36.7)
Acquisition-related payments, net of cash acquired	(22.5)	(13.7)
Purchase of held-to-maturity debt securities of Affinion Group Holdings, Inc.	(49.2)	—
Restricted cash	0.1	(8.7)

Net cash used in investing activities	(111.5)	(59.1)

Financing Activities
Proceeds from issuance of senior notes	136.5	—
Deferred financing costs	(4.5)	—
Borrowings (repayments) under line of credit agreement, net	(57.0)	18.5
Principal payments on borrowings	(6.7)	(0.3)
Dividends paid to parent company	(26.2)	(37.0)
Distribution to non-controlling interest of a subsidiary	(0.7)	(0.4)

Net cash provided by (used in) financing activities	41.4	(19.2)

Effect of changes in exchange rates on cash and cash equivalents	0.8	(2.7)

Net increase in cash and cash equivalents	33.5	22.1
Cash and cash equivalents, beginning of period	36.3	14.2

Cash and cash equivalents, end of period	$69.8	$36.3

Supplemental Disclosure of Cash Flow Information:
Interest payments	$118.7	$116.5

Income tax payments	$5.6	$7.2

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2009 TO 2008 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three months and years ended December 31, 2009 and 2008.

	For the Three Months Ended
	December 31, 2009	December 31, 2008	Increase (Decrease)
Net revenues	$348.3	$351.6	$(3.3)

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	165.3	171.6	(6.3)
Operating costs	95.2	82.8	12.4
General and administrative	19.6	20.5	(0.9)
Depreciation and amortization	47.8	54.6	(6.8)

Total expenses	327.9	329.5	(1.6)

Income from operations	20.4	22.1	(1.7)
Interest income	3.6	0.3	3.3
Interest expense	(31.9)	(55.8)	23.9
Other income (expense), net	(0.5)	13.7	(14.2)

Loss before income taxes and non-controlling interest	(8.4)	(19.7)	11.3
Income tax benefit (expense)	(1.8)	1.4	(3.2)

Net loss	(10.2)	(18.3)	8.1
Less: net income attributable to non-controlling interest	(0.2)	(0.1)	(0.1)

Net loss attributable to Affinion Group, Inc	$(10.4)	$(18.4)	$8.0

	For the Years Ended
	December 31, 2009	December 31, 2008	Increase (Decrease)
Net revenues	$1,376.9	$1,409.9	$(33.0)

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	618.2	646.9	(28.7)
Operating costs	356.4	360.0	(3.6)
General and administrative	105.1	98.4	6.7
Depreciation and amortization	201.0	260.2	(59.2)

Total expenses	1,280.7	1,365.5	(84.8)

Income from operations	96.2	44.4	51.8
Interest income	8.1	1.7	6.4
Interest expense	(129.7)	(142.9)	13.2
Other income (expense), net	(12.0)	16.3	(28.3)

Loss before income taxes and non-controlling interest	(37.4)	(80.5)	43.1
Income tax expense	(11.7)	(7.5)	(4.2)

Net loss	(49.1)	(88.0)	38.9
Less: net income attributable to non-controlling interest	(0.9)	(0.7)	(0.2)

Net loss attributable to Affinion Group, Inc.	$(50.0)	$(88.7)	$38.7

Purchase accounting adjustments made in the Transactions had a less significant impact on the Company’s consolidated results of operations for the year ended December 31, 2009, as compared to the year ended December 31, 2008. These entries, which are non-cash in nature, increased net revenues by $16.7 million and income from operations by $63.8 million for the year ended December 31, 2009, as compared to the year ended December 31, 2008. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been with the majority of the impact recognized in 2005 through 2007. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the year ended December 31, 2009, as compared to the year ended December 31, 2008, was to increase net revenues by $16.7 million, marketing and commissions by $7.4 million and operating costs by $1.3 million. Additionally, the Company recorded $55.8 million less depreciation and amortization expense for the year ended December 31, 2009, as compared to the year ended December 31, 2008, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues			Segment EBITDA(1)
	For the Three Months Ended December 31,		Increase (Decrease)	For the Three Months Ended December 31,		Increase (Decrease)
	2009	2008		2009	2008
Affinion North America
Membership products	$176.3	$182.9	$(6.6)	$44.5	$36.2	$8.3
Insurance and package products	81.9	93.2	(11.3)	15.6	28.1	(12.5)
Loyalty products	23.1	20.6	2.5	9.9	7.1	2.8
Eliminations	(0.9)	(1.0)	0.1	—	—	—

Total North America	280.4	295.7	(15.3)	70.0	71.4	(1.4)
Affinion International
International products	67.9	55.9	12.0	1.3	7.5	(6.2)

Total products	348.3	351.6	(3.3)	71.3	78.9	(7.6)
Corporate	—	—	—	(3.1)	(2.2)	(0.9)

Total	$348.3	$351.6	$(3.3)	68.2	76.7	(8.5)

Depreciation and amortization				(47.8)	(54.6)	6.8

Income from operations				$20.4	$22.1	$(1.7)

	Net Revenues			Segment EBITDA(1)
	For the Years Ended December 31,		Increase (Decrease)	For the Years Ended December 31,		Increase (Decrease)
	2009	2008		2009	2008
Affinion North America
Membership products	$710.8	$712.6	$(1.8)	$149.2	$129.8	$19.4
Insurance and package products	339.2	375.1	(35.9)	98.1	127.9	(29.8)
Loyalty products	77.3	72.2	5.1	28.0	22.4	5.6
Eliminations	(3.7)	(4.2)	0.5	—	—	—

Total North America	1,123.6	1,155.7	(32.1)	275.3	280.1	(4.8)
Affinion International
International products	253.3	254.2	(0.9)	30.2	31.2	(1.0)

Total products	1,376.9	1,409.9	(33.0)	305.5	311.3	(5.8)
Corporate	—	—	—	(8.3)	(6.7)	(1.6)

Total	$1,376.9	$1,409.9	$(33.0)	297.2	304.6	(7.4)

Depreciation and amortization				(201.0)	(260.2)	59.2

Income from operations				$96.2	$44.4	$51.8

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the year ended December 31, 2009 and the three months ended December 31, 2009 and 2008 to our Adjusted EBITDA.

	For the Year Ended December 31,	For the Three Months Ended December 31,
	2009	2009	2008
Net cash provided by (used in) operating activities	$102.8	$(16.1)	$(5.3)
Interest expense, net	121.6	28.3	55.5
Income tax expense (benefit)	11.7	1.8	(1.4)
Amortization of favorable and unfavorable contracts	2.2	0.5	0.7
Amortization of debt discount and financing costs	(8.2)	(2.5)	(1.5)
Unrealized gain (loss) on interest rate swaps	0.9	3.1	(24.0)
Deferred income taxes	(4.5)	(11.3)	2.3
Interest accretion on held-to-maturity debt securities	4.3	2.0	—
Payment received for assumption of loyalty points program liability	(6.7)	—	—
Changes in assets and liabilities	79.7	65.1	48.4
Effect of the Transaction, reorganizations, certain legal costs and net cost savings(a)	2.0	3.3	(1.2)
Other, net(b)	6.4	3.9	5.5

Adjusted EBITDA(c)(d)	$312.2	$78.1	$79.0

(a)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings—eliminates the effects of the Transactions, prior business reorganizations, non-recurring revenues and gains, legal expenses for certain legal matters and certain severance costs. See Table 5 for additional information regarding the effect of the Transactions.

(b)

Other, net—represents the elimination of net changes in other reserves, foreign currency gains and losses related to unusual, non-recurring intercompany transactions, the loss from an equity investment, the impact of changes in U.S. GAAP and consulting fees paid to Apollo.

(c)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(d)

Adjusted EBITDA does not give pro forma effect to our acquisition of a marketing services and procurement services provider primarily for a leading Italian financial institution that was completed in the fourth quarter of 2009. However, we would be permitted to make such pro forma adjustment as if such acquisitions had occurred on January 1, 2009, in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the years and the three months ended December 31, 2009 and 2008 to our Adjusted EBITDA.

	For the Years Ended		For the Three Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net loss	$(50.0)	$(88.7)	$(10.4)	$(18.4)
Interest expense, net	121.6	141.2	28.3	55.5
Income tax expense (benefit)	11.7	7.5	1.8	(1.4)
Non-controlling interest	0.9	0.7	0.2	0.1
Other (income) expense, net	12.0	(16.3)	0.5	(13.7)
Depreciation and amortization	201.0	260.2	47.8	54.6
Effect of the Transactions, reorganizations and non-recurring revenues and gains(a)	(7.5)	(0.8)	(1.8)	(1.4)
Certain legal costs(b)	2.6	(2.8)	1.3	(1.3)
Net cost savings(c)	6.9	2.6	3.8	1.5
Other, net(d)	13.0	7.8	6.6	3.5

Adjusted EBITDA(e)(f)	$312.2	$311.4	$78.1	$79.0

Interest coverage ratio(g)	2.63	2.67
Consolidated leverage ratio(h)	4.57	4.35
Fixed charge coverage ratio(i)	2.50	2.59

(a)

Effect of the Transactions, reorganizations and non-recurring revenues and gains—eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the years ended December 31, 2009 and 2008 the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(b)	Certain legal costs—represents legal costs for certain litigation matters.
(c)	Net cost savings—represents the elimination of costs associated with severance incurred in 2009 and 2008.
(d)

Other, net—represents: (i) net changes in other reserves in 2009 and 2008, (ii) the elimination of share-based compensation expense, (iii) the elimination of foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, (iv) the loss from an equity investment, (v) the impact of changes in US GAAP and (vi) consulting fees paid to Apollo in 2009 and 2008.

(e)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(f)

Adjusted EBITDA does not give pro forma effect to our acquisition of a marketing services and procurement services provider primarily for a leading Italian financial institution that was completed in the fourth quarter of 2009. However, we would be permitted to make such pro forma adjustment as if such acquisitions had occurred on January 1, 2009, in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

(g)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.90 to 1.0 at December 31, 2009.

(h)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 5.25 to 1.0 at December 31, 2009.

(i)

The fixed charge coverage ratio is defined in the indentures governing our senior notes and our senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the senior secured credit facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the years and the three months ended December 31, 2009 and 2008 to our Segment EBITDA.

	For the Years Ended		For the Three Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net loss	$(50.0)	$(88.7)	$(10.4)	$(18.4)
Interest expense, net	121.6	141.2	28.3	55.5
Income tax expense (benefit)	11.7	7.5	1.8	(1.4)
Non-controlling interest	0.9	0.7	0.2	0.1
Other (income) expense, net	12.0	(16.3)	0.5	(13.7)
Depreciation and amortization	201.0	260.2	47.8	54.6

Segment EBITDA	$297.2	$304.6	$68.2	$76.7